Exhibit 99.1

PEPSICO Q4 EPS UP 24% TO 46 CENTS,

WITH FULL YEAR 2002 UP 26% TO $1.85

COMPARABLE EPS FOR Q4 GREW 15% TO 50 CENTS—

THE 13th CONSECUTIVE QUARTER OF 13% OR BETTER GROWTH

FULL YEAR 2002 COMPARABLE EPS GREW 14% TO $1.96

•	Volume rose 4% for the quarter and the year
•	Division net revenues grew 4% for the quarter, faster than volume, and 4% for the full year
•	Division operating profits grew 10% for the quarter and 11% for the full year
•	Operating cash flow for the full year was a strong $3.3 billion, significantly ahead of last year

PURCHASE, NY (February 6, 2003)—PepsiCo continued to deliver consistent solid double-digit earnings growth, with fully diluted earnings per share for the fourth quarter of 2002 up 24% to 46 cents, on a reported basis. On a comparable basis, fully diluted earnings per share for the quarter were $0.50, an increase of 15% over the prior year.

For the full year, the Company delivered earnings per share of $1.85, on a reported basis, an increase of 26% over the prior year. On a comparable basis, earnings per share were $1.96, an increase of 14% over the prior year.

Chairman and Chief Executive Officer Steve Reinemund said: “In 2002 our portfolio of businesses complemented each other and performed very well overall. We’re pleased to report very strong operating profit and earnings per share growth. Our margins expanded as a result of synergies from our merger with Quaker, as well as strong productivity across our divisions. We increased our market share across our key U.S. businesses, and our cash flow was extremely robust.”

Reinemund continued: “Our businesses are fundamentally very healthy. We’re focused on driving top line growth through innovation and by leveraging our strong brands and go-to-market systems. At the same time we are driving productivity improvements that will allow us to re-invest in the top line and continue to expand our margins. Looking forward, over the long run we believe that we can sustainably grow volume and net revenues in the mid-single digits and earnings per share in the low double-digits.

- more -

See the note on comparable presentation at the end of this release.

Summary of Total PepsiCo Results

Volume continued to be solid, with total servings of our products sold worldwide up 4% for the quarter and for the full year. Servings of snacks worldwide grew 5% for the quarter and the year, while worldwide servings of beverages grew 3% for the quarter and 4% for the year.

Division net revenues for the fourth quarter rose 4% to $7.4 billion, and grew slightly faster than volume. For the full year, division net revenues also increased 4% to $25.0 billion. On a currency neutral basis, net revenues grew 5%, both for the quarter and full year.

Total division operating profits in the fourth quarter grew 10% to $1.4 billion, driven by the volume gains, as well as strong Quaker merger synergies and productivity across the divisions. For the full year, division operating profits grew over 11%, to $5.3 billion. As a result, over the course of the year, division operating margins have expanded over 140 basis points.

Operating cash flow, net of capital spending, was a very strong $3.3 billion for fiscal year 2002, compared to $2.6 billion in fiscal 2001, reflecting the Company’s excellent results. In accordance with the new SEC rule on “Conditions for Use of Non-GAAP Financial Measures”, the calculation for both years includes cash payments for merger and restructuring charges. This cash flow reflects the Company’s contribution of approximately $820 million to its pension plans, as well as receipt of net tax refunds of over $250 million.

Return on invested capital (ROIC), calculated on a comparable basis, improved two percentage points to 28%.

Frito-Lay North America (FLNA)

(in millions)

	Sixteen Weeks			Fifty-Two Weeks
	2002	2001	% Change	2002	2001	% Change
Net Revenues	$2,549	$2,457	4%	$8,565	$8,216	4%
Operating Profit	$656	$612	7%	$2,216	$2,056	8%

4th Quarter 2002

In the most recently measured quarter, which ended December 29, 2002, Frito-Lay North America’s share of salty snacks in IRI measured channels grew by 0.5 points—its 20th straight quarter maintaining or gaining share.

These share gains and FLNA’s solid fourth quarter pound growth of 3%, came from strong performance in both the core salty snack and convenient food portfolios. Core salty growth reflected innovation such as Munchies Snack Mix and Go Snacks, as well as growth in Cheetos, Doritos, led by Baked Doritos, Sun Chips and Rold Gold pretzels. Convenient food growth was led by “Better For You” snacks such as Fruit and Oatmeal Bites and by new chocolate flavors of Quaker Chewy Dipps.

FLNA’s net revenues grew 4%, and faster than volume. This revenue growth reflected higher volume and positive effective net pricing. Operating profit growth of over 7% was the result of volume increases, cost management and lower performance-based compensation costs, which were partially offset by higher selling and distribution expenses.

Full Year 2002

FLNA pounds grew over 4% as a result of innovation, including Go Snacks, Munchies Snack Mix and Baked Doritos. In fact, FLNA’s portfolio of baked potato chips and tortilla chips had double-digit growth. Volume was also driven by growth in Cheetos, Rold Gold pretzels and Quaker Chewy Granola bars.

For the full year, net revenues grew at approximately the same rate as volume, with higher mix and other pricing offset by increased promotional spending. FLNA’s operating profits grew 8%, reflecting the volume increases and lower performance-based compensation and commodity costs, offset by lower effective net pricing.

North American Beverages

In June 2002, PepsiCo announced the consolidation of all North American beverage businesses under one management team, led by Gary Rodkin, former President of Pepsi-Cola North America (PCNA). Putting these powerful brand families into a single organization allows PepsiCo to leverage its combined strength more effectively.

To reflect the performance of this new organization and to facilitate comparison of our total North American beverage volume growth with that of our principal competitor, commencing in the first quarter of 2003, PepsiCo will report the financial results of its North American Beverage operations as a single segment—PepsiCo Beverages North America (PBNA).

In the fourth quarter, volume for PBNA grew 1%, reflecting double-digit volume gains from non-carbonated beverages, led by strong growth in Aquafina and Gatorade and positive growth in Tropicana juices. These gains were partially offset by a decline in carbonated soft drinks, which came in spite of strong growth in Sierra Mist. The softness reflected a difficult comparison with the fourth quarter of 2001, when there were highly successful introductions of Pepsi Twist and Mountain Dew Code Red in take-home packages.

For the full year, PBNA’s volume grew 3%, due to double-digit gains from its portfolio of non-carbonated beverages, led by strong growth in Aquafina and Gatorade. These gains were moderated by a slight gain in carbonated soft drink (CSD) volume. The CSD performance included strong growth in Sierra Mist and growth in trademark Mountain Dew driven by strength in Code Red and Diet Mountain Dew.

All of our key North American beverage businesses gained share in measured channels for the full year and most also gained share in the most recently measured quarter, which ended December 29:

		Q4		YTD Share
	Q4	Change*	YTD Share*	Change*
CSDs	33.0%	-0.5	33.6%	+0.5
Aquafina	16.9%	+0.8	17.0%	+3.0
Gatorade	82.9%	+0.8	84.2%	+0.7
Tropicana	27.2%	+0.7	26.9%	+0.7

*	Reflects the share, as measured by IRI in the large format channel (FDMx) for PepsiCo brands in the carbonated soft drink category, Aquafina in the non-jug, non-flavored still water category, Gatorade in the isotonic category and Tropicana brands in the chilled juices and drinks category.

The results of Pepsi-Cola North America and Gatorade/Tropicana North America for the fourth quarter and the full year are discussed in greater detail below.

Pepsi-Cola North America (PCNA)

(in millions)

	Sixteen Weeks			Fifty-Two Weeks
	2002	2001	% Change	2002	2001	% Change
Net Revenues	$979	$936	4%	$3,365	$3,189	6%
Operating Profit	$277	$244	13%	$987	$881	12%

4th Quarter 2002

For the fourth quarter, bottler case sales (BCS) and concentrate shipments and equivalents (CSE) decreased by less than 1%. The volume performance reflects an unfavorable shift in the timing of the Labor Day weekend, and difficult comparisons with the fourth quarter of 2001 when the highly successful Mountain Dew Code Red was introduced in take-home packages and Pepsi Twist was launched nationally.

The 4% growth in net revenues was driven by higher concentrate pricing and increased royalties from Aquafina, and by more efficient marketplace investments. Revenue growth was offset by lower concentrate volume. The strong 13% operating profit growth was principally driven by the higher effective net pricing and mix.

Full Year 2002

For the full year, BCS and CSE both increased by 2%, principally driven by growth in Aquafina, Pepsi Twist, Lipton Lemonade and Mountain Dew Code Red. PCNA’s core carbonated soft-drink (CSD) trademarks were up slightly. Trademark Pepsi benefited from the continued success of Pepsi Twist and the introduction of Pepsi Blue, as well as from continued growth of Diet Pepsi. Trademark Mountain Dew BCS growth reflected continued gains in Code Red and the roll out of Diet Code Red, while Sierra Mist saw double-digit growth. PCNA’s non-carbonated portfolio had double-digit growth, led by Aquafina and Lipton, driven by the introduction of Brisk Lemonade. Double-digit growth in Frappuccino and strong growth in SoBe beverages also contributed to the non-carb growth.

The 6% revenue growth was primarily driven by higher effective net pricing. Operating profits benefited from the revenue growth as well as from leverage from costs growing slower than net sales.

Gatorade/Tropicana North America (GTNA)

(in millions)

	Sixteen Weeks			Fifty-Two Weeks
	2002	2001	% Change	2002	2001	% Change
Net Revenues	$984	$944	4%	$3,835	$3,699	4%
Operating Profit	$66	$98	(32)%	$590	$585	1%

4th Quarter 2002

The fourth quarter is seasonally strong for Tropicana and seasonally softer for Gatorade, so Tropicana’s performance impacted combined quarterly results more significantly than Gatorade’s performance. Total volume for Gatorade/Tropicana North America for the fourth quarter increased 10%. Volume was driven by strong 23% growth for Gatorade and 2% volume growth for Tropicana. This is the third consecutive quarter of sequential improvement in Tropicana’s volume growth.

Total net revenues increased 4%, reflecting the volume growth, partially offset by higher promotional spending. GTNA volume gains could not offset lower effective net pricing due to incremental trade spending, which resulted in the decline in operating profits.

Full Year 2002

On a full year basis, total volume grew 8%, reflecting consistently strong 17% volume growth in the Gatorade portfolio, partially offset by a 1% decline in Tropicana products.

The Gatorade volume was led by the introduction of new products, including:

•	The national roll out of Propel Fitness Water;
•	All Stars—6-packs of 12 ounce plastic bottles of Gatorade in three flavors—Strawberry, Watermelon and Berry – all designed to appeal to kids;
•	Gatorade Xtremo!, including Mango, Citrico and Tropicale; and
•	New flavors of Gatorade Ice and Frost.

At Tropicana, volume gains in the Tropicana Pure Premium and Dole Blends portfolios were offset by the loss of the single serve Tropicana Pure Premium business at Burger King, and declines in the ambient and “from-concentrate” juice businesses.

Total net revenues increased 4%, reflecting the volume growth, partially offset by higher promotional spending. Operating profits increased 1%. The increase reflected Gatorade’s strong volume, as well as merger synergies and favorable cost management at Tropicana. This increase was mostly offset by lower effective net pricing as a result of the higher promotional spending.

International

Earlier today, PepsiCo announced the consolidation of our international snack and beverage operations under one management team, to be led by Mike White, former President of Frito-Lay Europe/Africa/Middle East. Putting these businesses together into a single organization allows PepsiCo to leverage its combined strength more effectively and efficiently.

To reflect the performance of this new organization, commencing in the first quarter of 2003, PepsiCo will report the financial results of its international operations as a single segment—PepsiCo International (PI).

In the fourth quarter, volume, measured in servings, for PI grew 6%, with kilo volume up 8% and bottler case sales up 6%. For the full year, servings grew 5%, led by gains in the top markets, including Mexico and the UK and in developing countries such as Russia, India and China. The volume growth was restrained by a boycott of American products in the Middle East and weak local macroeconomic conditions in Latin America.

The results of Frito-Lay International and PepsiCo Beverages International for the fourth quarter and the full year are discussed in greater detail below.

Frito-Lay International (FLI)

(in millions)

	Sixteen Weeks			Fifty-Two Weeks
	2002	2001	% Change	2002	2001	% Change
Net Revenues	$1,837	$1,740	6%	$5,713	$5,492	4%
Operating Profit	$244	$207	18%	$781	$651	20%

4th Quarter 2002

FLI kilo volume grew 8% in the fourth quarter, led by Gamesa in Mexico, the international Quaker Foods business and Walkers in the UK. New product introductions and successful in-bag promotions featuring cash and spinners drove this volume growth.

Net revenues grew 6%, led by the volume growth and higher effective net pricing. On a currency neutral basis, net sales increased 10%. Operating profits increased a very strong 18%, led by favorable A&M costs, favorable price/mix, and the volume growth at Sabritas, Gamesa and Walkers, and in spite of higher costs of sales in Latin America. Foreign currency rates did not materially impact operating profit growth.

Full Year 2002

FLI kilo volume grew over 6% in the full year, led by Gamesa and Sabritas in Mexico, and Walkers in the UK, where successful new products included Sabritas Bistro, Gamesa Vuala, and Walkers Sensations. This volume growth was particularly impressive as FLI faced a difficult macroeconomic environment in Latin America, especially in Argentina and Brazil.

FLI net revenues grew 4%, led by the volume growth and higher effective net pricing. On a currency neutral basis, net revenues grew 7%. FLI’s operating profits grew 20%, led by the volume growth at Sabritas and Walkers, by higher effective net pricing at Gamesa, and by operating productivity and Quaker synergies, and in spite of higher costs of sales and selling costs in Latin America. Foreign exchange rates did not materially impact operating profit growth.

PepsiCo Beverages International (PBI)

(in millions)

	Sixteen Weeks			Fifty-Two Weeks
	2002	2001	% Change	2002	2001	% Change
Net Revenues	$584	$557	5%	$2,036	$2,012	1%
Operating Profit	$28	$(1)	NM	$261	$212	23%

4th Quarter 2002

PBI bottler case sales were up 6% in the fourth quarter, led by widespread gains across the top markets, including double-digit growth in China, Turkey, Brazil and Russia. Innovation in carbonated soft drinks, such as Pepsi Twist, Pepsi Light, Mountain Dew, and line extensions of Mirinda, contributed to the overall volume growth, while PBI’s portfolio of non-carbonated beverages also contributed with double-digit increases.

PBI’s net revenues grew 5% and operating profit increased by $29 million in the quarter, reflecting the volume gains and some benefits from price and mix. PBI’s results were negatively impacted by adverse foreign exchange rates, decreasing PBI’s net revenue growth rate by one percentage point and decreasing the division’s total operating profits by about 9%.

Net revenues were also adversely impacted by the franchising of existing Gatorade businesses in certain countries (PBI now reports concentrate sales to the bottlers in these countries, as opposed to full goods revenues). The Gatorade franchising negatively impacted growth by approximately 3 percentage points. PBI’s operating profits, however, were positively impacted by the franchising, as costs declined.

Full Year 2002

For the full year, bottler case sales were up 5%, led by gains in the top markets, including double-digit growth in China, India, Turkey and Russia. In addition, PBI’s portfolio of non-carbonated beverages grew at a double-digit rate. The volume growth was restrained by a boycott of American products in the Middle East and weak local macroeconomic conditions in Latin America.

Net revenues grew 1%, reflecting the volume growth. Adverse foreign exchange rates negatively impacted revenue growth by 2 percentage points and the impact of the Gatorade franchising adversely impacted growth by approximately 2 percentage points. PBI operating profits were up a strong 23%, 29% on a currency neutral basis, primarily due to the volume gains and the benefits of the Gatorade franchising.

Quaker Foods North America (QFNA)

(in millions)

	Sixteen Weeks			Fifty-Two Weeks
	2002	2001	% Change	2002	2001	% Change
Net Revenues	$502	$490	2%	$1,491	$1,466	2%
Operating Profit	$150	$137	10%	$481	$399	21%

4th Quarter 2002

QFNA volume grew 4% for the quarter, led by Quaker Oatmeal, which benefited from a shift in timing of shipments and cold weather, and by Life cereal growth.

Net revenues grew 2%, lagging volume due to higher consumer and merchandising support. Operating profits grew 10% as a result of the volume increases and lower costs from merger synergies and productivity initiatives.

Full Year 2002

For the full year, volume increased 2% reflecting growth in Quaker Oatmeal and Life brand cereals. Net sales increased 2%, primarily due to volume, while operating profits grew a strong 21%. The profit growth reflected volume growth and lower costs resulting from merger synergies and productivity initiatives.

Corporate Items

Corporate Unallocated Expense.    Corporate unallocated expenses decreased 9% to $118 million in the fourth quarter, and increased 2% to $377 million for the full year. The full year increase reflects higher pension costs, offset by lower performance-based compensation expenses.

Equity Income.    On a comparable basis equity income from bottling investments was up 12% for the quarter and 24% for the full the year, driven by the performance of the bottling system. For the full year, an impairment charge of approximately $35 million relating to a Latin American bottling investment, was offset by the settlement of issues related to the sale of Gemex, our Mexican bottling affiliate. Excluding one-time items, bottling equity income for the full year increased approximately 13%.

Net Interest.    Net interest expense for the fourth quarter increased 13%, reflecting lower interest income from cash balances as that cash was spent on share repurchases and pension funding. However, on a full year basis, net interest expense declined by 8%, primarily due to lower average debt levels.

Share Repurchases.    On July 19, 2002, PepsiCo announced that its Board of Directors had authorized the repurchase of up to $5 billion of PepsiCo Common Stock over three years. During the fourth quarter, the Company repurchased 23 million shares at an average price of $39.36, for a total cost of approximately $907 million. This brought the total number of shares repurchased in 2002 to approximately 53.4 million. For the full year, the average price per share repurchased was $41.06, for a total of $2.2 billion. The weighted average diluted number of shares outstanding decreased to 1,756 million shares for the fourth quarter of 2002, and decreased to 1,789 million shares for the full year 2002.

Quaker Merger and Realization of Synergies.    The integration of the merger with The Quaker Oats Company is proceeding ahead of schedule and the Company realized approximately $250 million in synergies from the merger in fiscal year 2002. These synergies have been judiciously re-invested to drive the base business and provide new growth opportunities. The Company expects to realize $400 million in annual synergies from the transaction by the end of 2004.

Miscellaneous

Note on Presentation.    In order to help investors compare our performance in 2002 to our performance in 2001, the information in this release was prepared on a “comparable” basis, as if the following had occurred at the beginning of 2001:

1)	The adoption of Statement of Financial Accounting Standards (SFAS) No. 142, which eliminates the amortization of goodwill and indefinite-lived intangible assets and reduces the lives of certain amortizable intangibles, and
2)	The consolidation of our European snack joint venture (SVE).

In addition, Quaker merger-related costs and other impairment and restructuring charges are excluded from comparable results. In response to the new U.S. Securities and Exchange Commission’s rule on “Conditions for Use of Non-GAAP Financial Measures”, we have attached a reconciliation of comparable to reported results.

Conference Call.    At 11:00 a.m. (Eastern time) today, management will host a conference call with investors to discuss fourth quarter and full year 2002. For details, visit our site on the Internet at www.pepsico.com.

Cautionary Statement

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations.

# # # #

PepsiCo, Inc. and Subsidiaries

Reported Condensed Consolidated Statement of Income

(in millions except per share amounts)

	16 Weeks Ended		52 Weeks Ended
	12/28/02	12/29/01	12/28/02	12/29/01
	(unaudited)
Net Sales	$7,457	$6,966	$25,112	$23,512

Cost and Expenses
Cost of sales	3,460	3,211	11,497	10,750
Selling, general and administrative expenses	2,647	2,542	8,523	8,189
Amortization of intangible assets	41	52	138	165
Merger-related costs	90	121	224	356
Other impairment and restructuring charges	—	10	—	31

Reported Operating Profit	1,219	1,030	4,730	4,021
Bottling Equity Income	29	7	280	160
Interest Expense	(62)	(68)	(178)	(219)
Interest Income	13	24	36	67

Income Before Income Taxes	1,199	993	4,868	4,029
Provision for Income Taxes	394	326	1,555	1,367

Net Income	$805	$667	$3,313	$2,662

Diluted
Net Income Per Common Share	$0.46	$0.37	$1.85	$1.47
Average Shares Outstanding	1,756	1,800	1,789	1,807

PepsiCo, Inc. and Subsidiaries

Comparable Condensed Consolidated Financial Information

(in millions except per share amounts, unaudited)

	16 Weeks Ended		52 Weeks Ended
	12/28/02	12/29/01	12/28/02	12/29/01
Net Sales
Snacks
—Frito-Lay North America	$2,549	$2,457	$8,565	$8,216
—Frito-Lay International	1,837	1,740	5,713	5,492

	4,386	4,197	14,278	13,708
Beverages
—Pepsi-Cola North America	979	936	3,365	3,189
—Gatorade/Tropicana North America	984	944	3,835	3,699
—PepsiCo Beverages International	584	557	2,036	2,012

	2,547	2,437	9,236	8,900
Quaker Foods North America	502	490	1,491	1,466

Division Net Sales	7,435	7,124	25,005	24,074
Divested Businesses	22	43	107	144

Comparable Net Sales	$7,457	$7,167	$25,112	$24,218

Operating Profit
Snacks
—Frito-Lay North America	$656	$612	$2,216	$2,056
—Frito-Lay International	244	207	781	651

	900	819	2,997	2,707
Beverages
—Pepsi-Cola North America	277	244	987	881
—Gatorade/Tropicana North America	66	98	590	585
—PepsiCo Beverages International	28	(1)	261	212

	371	341	1,838	1,678
Quaker Foods North America	150	137	481	399

Division Operating Profit	1,421	1,297	5,316	4,784
Divested Businesses	6	6	15	29
Corporate Unallocated	(118)	(131)	(377)	(371)

Comparable Operating Profit	1,309	1,172	4,954	4,442
Bottling Equity Income	29	26	280	225
Interest Expense, net	(49)	(44)	(142)	(154)

Income Before Income Taxes	1,289	1,154	5,092	4,513
Provision For Income Taxes	403	360	1,589	1,408

Comparable Net Income	$886	$794	$3,503	$3,105

Diluted
Comparable Income Per Common Share	$0.50	$0.44	$1.96	$1.72
Average Shares Outstanding	1,756	1,800	1,789	1,807

See accompanying reconciliation to reported results.

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement Of Cash Flows

(in millions)

	52 Weeks Ending
	12/28/02	12/29/01
Cash Flows—Operating Activities
Net income	$3,313	$2,662
Adjustments
Depreciation and amortization	1,112	1,082
Merger-related costs	224	356
Other impairment and restructuring charges	—	31
Cash payments for merger-related costs and restructuring charges	(123)	(273)
Pension plan contributions	(820)	(446)
Bottling equity income, net of dividends	(222)	(103)
Deferred income taxes	288	162
Deferred compensation—ESOP	—	48
Other noncash charges and credits, net	263	209
Net change in operating working capital	313	84
Other, net	279	8

Net Cash Provided by Operating Activities	4,627	3,820

Cash Flows—Investing Activities
Capital spending	(1,437)	(1,324)
Sales of property, plant & equipment	89	—
Acquisitions and investments in unconsolidated affiliates	(351)	(432)
Divestitures	376	—
Short-term investments	757	(500)
Snack Ventures Europe consolidation	39	—

Net Cash Used for Investing Activities	(527)	(2,256)

Cash Flows—Financing Activities
Proceeds from issuances of long-term debt	11	324
Payments of long-term debt	(353)	(573)
Short-term borrowings	(62)	(92)
Cash dividends paid	(1,041)	(994)
Share repurchases—common	(2,158)	(1,716)
Share repurchases—preferred	(32)	(10)
Quaker share repurchases	—	(5)
Proceeds from reissuance of shares	—	524
Proceeds from exercises of stock options	456	623

Net Cash Used for Financing Activities	(3,179)	(1,919)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	34	—

Net Increase/(Decrease) in Cash and Cash Equivalents	955	(355)
Cash and Cash Equivalents—Beginning of year	683	1,038

Cash and Cash Equivalents—End of year	$1,638	$683

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in millions)

	12/28/02	12/29/01
Assets
Cash and cash equivalents	$1,638	$683
Short-term investments, at cost	207	966
Other current assets	4,568	4,204

Total Current Assets	6,413	5,853
Property, plant and equipment, net	7,390	6,876
Amortizable intangible assets, net	801	875
Nonamortizable intangible assets	4,418	3,966
Investments in unconsolidated affiliates	2,611	2,871
Other assets	1,841	1,254

Total Assets	$23,474	$21,695

Liabilities and Shareholders’ Equity
Short-term borrowings	$562	$354
Current liabilities	5,490	4,644
Long-term debt	2,187	2,651
Other liabilities	4,226	3,876
Deferred income taxes	1,718	1,496
Preferred stock, no par value	41	41
Repurchased preferred stock	(48)	(15)
Common Shareholders’ Equity	9,298	8,648

Total Liabilities and Shareholders’ Equity	$23,474	$21,695

Reconciliation of reported and comparable information

Comparable amounts are presented to reflect our business trends without certain nonrecurring items and with consistent treatment of other changes, such as changes in accounting principles. As a result, our comparable presentation facilitates comparison with prior periods. Reported amounts reflect our results under U.S. generally accepted accounting principles. Comparable results have not been prepared under U.S. generally accepted accounting principles, and should not be considered an alternative measure to U.S. generally accepted accounting principles. Our comparable results exclude the costs associated with our merger with Quaker and other impairment and restructuring costs, and include the impact in 2001 of the following 2002 accounting changes:

—	the adoption of Statement of Financial Accounting Standards No. (SFAS) 142, Goodwill and Intangibles. As a result of adoption, amortization ceased for nonamortizable intangibles and the remaining useful lives of certain amortizable intangibles were reduced and
—	the consolidation of our European snack joint venture (SVE) as a result of operational changes.

Reconciliation of comparable with reported results:

	16 Weeks Ended		52 Weeks Ended
	12/28/02	12/29/01	12/28/02	12/29/01
Reported Net Sales		$6,966		$23,512
SVE consolidation		201		706

Comparable Net Sales		$7,167		$24,218

Reported Operating Profit	$1,219	$1,030	$4,730	$4,021
Merger-related costs	90	121	224	356
Other impairment and restructuring	—	10	—	31
SFAS 142	—	7	—	23
SVE consolidation	—	4	—	13
Quaker one-time items	—	—	—	(2)

Comparable Operating Profit	$1,309	$1,172	$4,954	$4,442

Reported Net Income	$805	$667	$3,313	$2,662
Merger-related costs	81	91	190	322
Other impairment and restructuring	—	6	—	19
SFAS 142	—	30	—	102

Comparable Net Income	$886	$794	$3,503	$3,105

Reported Net Income per Common Share	$0.46	$0.37	$1.85	$1.47
Merger-related costs	0.05	0.05	0.11	0.18
Other impairment and restructuring	—	—	—	0.01
SFAS 142	—	0.02	—	0.06
Rounding	(0.01)	—	—	—

Comparable Net Income per Common Share	$0.50	$0.44	$1.96	$1.72

	52 Weeks Ended
	12/28/02	12/29/01
Reported Net Cash Provided by Operating Activities	$4,627	$3,820
Capital spending	(1,437)	(1,324)
Sales of property, plant and equipment	89	—
After-tax interest and forex	10	87

Management Operating Cash Flow	$3,289	$2,583